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                                                                       Exhibit B

                         [LETTERHEAD OF COHEN & STEERS]

October 19, 1999


Board of Directors
ILM II Senior Living, Inc.
8180 Greensboro Drive, Suite 850
McLean, VA 22102


Members of the Board of Directors:


     On October 6, 1999, Cohen & Steers Capital Advisors LLC ("Cohen & Steers") delivered to you its oral opinion as of said date that, subject to the matters stated below, the merger consideration of $14.471836 per share in cash (the "Merger Consideration") provided for in the proposed Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") among ILM II Senior Living, Inc. (the "Company"), Capital Senior Living Corporation ("CSLC") and Capital Senior Living Acquisition, LLC ("Sub"), was fair to the stockholders of the Company, from a financial point of view. We hereby advise you of our further opinion as at the date herof, as follows.



     We understand that ILM II Senior Living, Inc., a Virginia finite life corporation (the "Company"), Capital Senior Living Corporation, a Delaware corporation ("CSLC"), and Capital Senior Living Acquisition, LLC ("Sub" or the "Surviving Entity"), a Delaware limited liability company, propose to enter into the Merger Agreement on the date hereof. Pursuant to the Merger Agreement, the Company will merge with and into Sub (the "Merger"), and the separate corporate existence of the Company shall cease. In the Merger, each outstanding share of common stock of the Company ("Company Common Stock") shall be converted into the right to receive $14.471836 in cash (the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.


     The Board of Directors of the Company (the "Board") has requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock (the "Stockholders").

     In arriving at our opinion expressed herein, we have, among other things:

          (1) reviewed the form of the Merger Agreement;


          (2) reviewed certain publicly available historical consolidated financial and operating data with respect to the Company and ILM II Lease Corporation;



          (3) reviewed certain internal business plans and financial and operating forecasts with respect to the Company and ILM II Lease Corporation, as prepared by management;


          (4) reviewed certain pro forma historical financial information of the Company on a C-corporation basis prepared by the Company, and certain projected financial information of the Company on a C-corporation basis prepared by management;

          (5) reviewed publicly available information of certain companies engaged in businesses we deemed comparable to the Company;

          (6) considered the terms, to the extent publicly available, of selected recent transactions we deemed comparable;

          (7) visited certain facilities of the Company and held discussions with the Company and its representatives and consultants regarding its business, operations and prospects;

          (8) performed various financial analyses, as we deemed appropriate, using generally accepted analytical methodologies; and

          (9) conducted such other financial studies, analyses and financial investigations as we deemed appropriate.
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     We were not requested to and, therefore, did not verify independently the accuracy or completeness of any information furnished by the Company or any publicly available information which we reviewed in arriving at our opinion expressed herein. With the permission of the Board, we assumed and relied, without independent verification, upon the accuracy and completeness of all such information and upon the assurance of the Company that it was not aware of any information or facts that would make the information provided to us materially incomplete or misleading. With the permission of the Board, we assumed further that the financial and operating forecasts of the Company reviewed by us were reasonably prepared on a basis reflecting the best current estimates and good faith judgment of management as to its anticipated future financial condition and operating results, and we express no opinion with respect to such forecasts. We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities, contingent or otherwise, of the Company and we were not furnished with any such valuations or appraisals. We were not engaged to review any legal, accounting or tax aspects of the Merger.

     Our opinion herein is necessarily based on our assessment of economic, monetary, market and regulatory conditions as they exist and which can be evaluated on the date hereof. The Board has not requested that we conduct any review or analysis with respect to the Company after the date hereof, and we disclaim any undertaking or obligation to update or revise our opinion or advise the Board of any matter affecting our opinion after the date hereof unless we are specifically requested to do so pursuant to an agreement with the Company. We express no opinion concerning the future financial condition and operating results of the Company or the price or trading range at which the Company Common Stock may trade following the date hereof. Our opinion does not address and we hereby make no recommendation as to the Company's underlying decision to proceed with the Merger or the relative merits of its decision not to proceed with any alternative financial strategies that may be available to the Company.

     Our opinion expressed herein is provided at the Board's request and for its use in connection with evaluating the Merger Consideration, and for no other purpose. We have not been engaged as an agent or fiduciary of the Stockholders or any third person. Our opinion does not constitute a recommendation concerning any action the Board, any Stockholder or any third person should take concerning the Merger, the Merger Agreement or any aspect thereof or alternative thereto (including whether to vote in favor of the Merger or take or refrain from taking any other action), and should not be relied upon as such. We express no opinion with respect to the desirability of pursuing any alternative to the Merger.


     The Company and ILM Senior Living, Inc. ("ILM") have agreed to pay Cohen & Steers fees in the total amount of $250,000 at the time we render the opinion expressed herein and a similar opinion addressed to the Board of Directors of ILM in connection with the merger involving ILM (the "ILM Merger"). In addition, the Company and ILM have agreed to pay us a $200,000 cash success fee conditional upon consummation of the Merger and the ILM Merger. In the past, Cohen & Steers has provided financial advisory services to the Company and has received fees for such services. In the ordinary course of business, we and our affiliates may actively trade the securities of CSLC for the accounts of our clients and, accordingly, they may at any time hold a long or short position in such securities.


     Neither this letter nor our opinion expressed herein may be reproduced, summarized, excerpted, quoted from, referred to or disclosed in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company, CSLC or Sub without our prior written approval; provided, however, that this letter may be submitted to and filed with the Securities Exchange Commission in connection with its review of the Merger, and may be reproduced without alteration in the definitive proxy statement disseminated to the Stockholders relating to the Merger and referred to in such proxy statement if reproduced without alteration therein.

     Based upon and subject to the foregoing, we are of the opinion that as of the date hereof the Merger Consideration is fair to the Stockholders, from a financial point of view.

                                          Very truly yours,
                                          /s/ Cohen & Steers
                                          Capital Advisors LLC

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